Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 16th day of September 2024, by and between ARGAN, INC., a Delaware corporation (the “Company”); and (ii) DAVID H. WATSON (the “Executive”).

RECITALS:

R-1. The Company wishes to continue to employ the Executive as its President and Chief Executive Officer, and the Executive wishes to accept such continued employment and to perform such services for the Company; and

R-2. The parties wish to enter into this Agreement covering the terms of the Executive’s employment by the Company, as set forth hereinafter.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Employment.  The Company hereby agrees to continue to employ the Executive as its President and Chief Executive Officer, and the Executive hereby agrees to accept such continued employment, subject to the terms and conditions set forth in this Agreement. This Agreement supersedes and replaces any previous oral or written agreement concerning the Executive's employment by the Company.

2.Term of Employment. Employment of the Executive pursuant to the terms and provisions of this Agreement shall commence on September 16, 2024, and shall continue until September 15, 2027 (the “Initial Term”), unless earlier terminated as provided in this Agreement. At the end of the Initial Term, the Executive's employment hereunder shall automatically renew for successive one-year terms (each, a “Renewal Term”), subject to earlier termination as provided in this Agreement, unless the Company or the Executive delivers written notice to the other at least ninety (90) days prior to the expiration date of the Initial Term or any Renewal Term, as the case may be, of its or his election not to renew the term of employment. The period during which the Executive shall be employed by the Company pursuant to the terms and provisions of this Agreement is sometimes referred to herein as the “Term.”

3.Duties.  The Executive shall be employed as President and Chief Executive Officer of the Company and shall faithfully and competently perform such duties as the Board of Directors of the Company shall from time to time determine, which duties shall be consistent with such position.  The Executive shall perform his duties at the principal offices of the Company, with travel to such other locations from time to time as the Board of Directors of the Company may reasonably prescribe.  Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and personal days and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full time throughout the Employment Term to the services required of him hereunder.  The Executive shall render his services exclusively to the Company during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

4.Compensation.

4.1Salary. The Company shall pay the Executive compensation at the annual rate of $500,000 (the “Salary”) during the Term, which may be adjusted from time to time in such amounts as the Company may, in its reasonable discretion, deem to be appropriate, payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

4.2Bonus. In addition to the Salary set forth in Section 4.1, for each fiscal year of the Company occurring within, or partially within, the Term, the Executive shall be eligible to receive an annual target bonus of 100% of Salary in the sole discretion of the Company Board, subject to satisfaction of such reasonable performance criteria as may be established for the Executive with respect to such year.

5.Benefit Plans. The Executive shall be eligible to participate in all health, retirement and insurance benefit plans applicable to executive employees of the Company, and such other plans as may from time to time be made available or applicable to the Company, in accordance with the provisions of such plans and consistent with the policies of the Company.

(a)To the extent allowable by the Company’s Deferred Compensation Plan, the Company will contribute $50,000 annually to Executive’s supplemental retirement benefit, subject to the vesting of the Deferred Compensation Plan.

6.Vacation. The Executive shall be entitled to annual paid vacation in accordance with the Company policy that may be applicable to executive employees from time to time.

7.Expenses. The Company shall reimburse the Executive, consistent with the Company’s expense reimbursement policies and procedures, and subject to receipt of appropriate documentation, for all reasonable and necessary out-of-pocket travel, business entertainment, and other business expenses incurred or expended by the Executive incident to the performance of his duties hereunder.

8.Incentive Stock Plans. During the Term, the Executive shall be eligible to participate in any incentive stock plans established by the Company from time to time and at any time, subject in all cases to the satisfaction by the Executive of the terms and conditions of such plans and to the reasonable exercise by the Company Board of any discretion granted to it thereunder.

9.Termination of Employment.

9.1For Cause. The Company may terminate the Executive’s employment at any time for “Cause” (as defined below). For the purposes of this Agreement, “Cause” shall mean (i) habitual drunkenness or any substance abuse which adversely affects the Executive’s performance of his job responsibilities; (ii) any illegal use of drugs; (iii) commission of a felony (including, without limitation, any violation of the Foreign Corrupt Practices Act); (iv) dishonesty materially relating to the Executive’s employment; (v) any misconduct by the Executive which would cause the Company or any of its subsidiaries or affiliates to violate any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination, or any intentional violation of any written policy of the Company adopted with respect to any such law; (vi) any other conduct in the performance of the Executive’s employment which the Executive  knows or should know (either as a result of a prior warning by the Company, custom within the industry or the flagrant nature of the conduct) violates applicable law or causes the Company or any of its subsidiaries or affiliates to violate applicable law in any material respect; (vii) failure to follow the lawful written instructions of the Company Board, if such failure continues uncured for a period of ten (10) days after receipt by the Executive of written notice from the Company stating that continuation of such failure would constitute grounds for termination for Cause; (viii) any violation of the confidentiality or non-solicitation provisions hereof; or (ix) any other material violation of this Agreement.

9.2Upon Death or Disability. The employment of the Executive shall automatically terminate upon the death of the Executive and may be terminated by the Company upon the “Disability” (as defined below) of the Executive. For purposes of this Section 9.2, the Executive shall be deemed “Disabled” (and termination of his employment shall be deemed to be due to such “Disability”) if an independent medical doctor (selected by the Company’s applicable health or disability insurer) certifies that the Executive, for a cumulative period of more than 180 days during any 365-day period, has been disabled in a manner which seriously interferes with his ability to perform the essential functions of his job even with a reasonable accommodation to the extent required by law. Any refusal by the Executive to submit to a medical examination for the purpose of certifying Disability shall be deemed conclusively to constitute evidence of the Executive’s Disability.

9.3For Convenience of the Company. Notwithstanding any other provisions of this Agreement, the Company shall have the right, upon sixty (60) days written notice to the Executive, to terminate the Executive’s employment at the “Company’s Convenience” (i.e., for reasons other than Cause, death or Disability). For purposes hereof, resignation by the Executive for Good Reason [as defined below] also shall be deemed to constitute termination by the Company at the Company’s Convenience.

9.4Resignation; Good Reason.

(a)The Executive shall have the right to resign at any time upon sixty (60) days' written notice to the Company.

(b)For the purposes of this Agreement, resignation by the Executive as a result of the following shall be deemed to constitute resignation for “Good Reason,” provided that and on condition that the Executive has not consented to the action constituting Good Reason and such resignation occurs within  15 days following the occurrence of such action (or, in the case of clause (ii) below, following the expiration of the 45-day cure period), and that the Executive is not Disabled (or incapacitated in a manner which would, with the passage of time and appropriate doctor’s certification, constitute Disability) at the time of resignation: (i) a  material  adverse  change made by the Company to the Executive’s duties, responsibilities and/or working conditions such that such duties, responsibilities and/or working conditions are inappropriate and not customary for a chief financial officer of a similarly situated company, or (ii) a material breach by the Company of this Agreement, which breach continues uncured for a period of 45 days after receipt by the Company of written notice thereof from the Executive specifying the breach.

10.Effect of Termination on Compensation.

10.1Termination for Cause; Resignation. In the event (i) the Executive's employment with the Company is terminated by the Company for Cause, or (ii) the Executive resigns (for reasons other than Good Reason), the Company shall have no further liability to the Executive hereunder, whether for Salary, benefits, or otherwise, other than for Salary and benefits accrued, reimbursement of expenses properly incurred, in each case through the date of termination or resignation, and  any other benefits required by applicable law (e.g., COBRA) for which the Executive may be eligible.

10.2Death or Disability. In the event the Executive’s employment with the Company terminates as a result of the death of the Executive or is terminated by the Company as a result of the Disability of the Executive, the Executive or, in the event of  his death, his surviving spouse (or his estate, if there is no surviving spouse), shall be entitled to receive his Salary and benefits accrued, reimbursement of expenses properly incurred, in each case through the date of termination, as well as applicable health, disability or death benefits, if any, offered by the Company at the time consistent with the policies of the Company and subject to the eligibility requirements of such benefits.

10.3.	The Company’s Convenience or Good Reason.

(a)In the event the Executive’s employment with the Company is terminated by the Company at the Company’s Convenience or by the Executive for Good Reason, then the Executive shall be entitled to (i) continue to receive his Salary for the period of twelve (12) months following the date the Executive’s employment so terminates, and (ii) continue to participate in the Company's health and benefit plans and programs described in Section 5 other than the Company's 401 (k) plan(s) and any other qualified retirement plan(s) for the period of twelve (12) months following the date the Executive's employment so terminates, or, in the case of the Company's health plan(s), until the Executive becomes eligible for health insurance from another source other than Medicare (e.g., another employer’s health insurance program), if earlier; provided that such continued participation during such period does not cause a plan, program or practice to cease to be qualified under any applicable law or regulation and is permitted by the plan or program, and that continuation under any such plan, program or practice shall be limited to benefits customarily provided by the Company to its senior executives during the period of such continuation, and provided further that any such plan or program shall be subject to modifications applicable to executive-level employees generally. The compensation, allowances and benefits described in the foregoing provisions of this Section 10.3(a) ("Severance Benefits") shall continue to be paid or provided at the times and in the manner consistent with the standard payroll practices of the Company for its active executive-level employees. In addition, the Executive shall be entitled to receive his salary and benefits accrued, reimbursement of expenses properly incurred, in each case through the date of termination. Except as provided in this Section, no other compensation or benefits hereunder shall be payable during the balance of the Term.

(b)As a condition  to receiving the  Severance Benefits described in clause (a) above, the Executive shall be required to execute and deliver to the Company, and not to have revoked, the written confirmation described in Section 11 and a general release of all claims the Executive may have against the Company and its subsidiaries and affiliates, and their respective officers, directors, shareholders, managers, members and agents, in each case in such form as may be reasonably requested by the Company, including without limitation all claims for wrongful termination, for employment discrimination under Title VII of the Civil Rights Act of 1964, as amended, and claims under the Americans with Disabilities Act of 1990, the Equal Pay Act of  1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, the Executive Retirement Income Security Act of 1974, and any equivalent state, local and municipal laws, rules and regulations). Notwithstanding the foregoing, the Executive shall not be required to release any claims (i) for unpaid compensation or other benefits remaining unpaid by the Company at the time of termination, but may be required to agree upon and acknowledge the amount, if any, thereof remaining unpaid if such amount is calculable at the time, and (ii) which the Executive may have in connection with any unexercised options to purchase common stock of the Company granted to the Executive under and pursuant to any incentive stock plan maintained by the Company from time to time hereinafter.

(c)Upon the occurrence of any material breach of this Agreement after the effective date of employment termination (it being understood that, without limitation, any breach of Sections 1 1, 12 or 13 of this Agreement shall be deemed material), the Company shall have no further liability to pay Severance Benefits hereunder and may, in addition to exercising any other remedies it may have hereunder or under law, immediately discontinue payment of remaining unpaid Severance Benefits.

10.3Adjustments to Comply with American Jobs Creation Act. All payments under this Agreement are intended to be exempt from or compliant with the provisions of Section 409A of the Code.  In the event any of the payment provisions of this Agreement should prove to be subject to and inconsistent with the requirements of Section 409A of the Code, or the regulations thereunder, the Company and the Executive shall endeavor to amend those payment provisions in order to eliminate any inconsistency with Section 409A of the Code while ensuring, to the greatest extent possible, that the Executive will continue to be entitled to the benefits provided under this Agreement without increase in the economic cost to either party.  In particular, the parties agree that (i) if at the time of the Executive’s separation from service with the Company the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following the Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section.  For purposes of Section 409A of the Code, each payment made under this Agreement that is subject to the provisions of Section 409A of the Code shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to the Executive’s “termination of employment” shall refer to the Executive’s separation from service with the Company within the meaning of Section 409A of the Code.  To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Regs. Section 1.409A-3(i)(1)(iv).

10.4COBRA Benefits.   Should the Executive (i) be eligible for COBRA benefits (allowing the Executive to maintain his health insurance benefits at his expense for up to the applicable coverage period under COBRA) after the termination of his employment with the Company for reasons other than Cause, and (ii) make a timely affirmative election of continuation coverage under COBRA, then, if and to the extent that continuation coverage under COBRA would apply to a period beyond the period for which the Executive is entitled to participate in the Company’ health plan(s) pursuant to Section 10.3(a) above, the Company will pay the monthly premium costs thereof for coverage for the Executive, and/or his spouse and dependent children, if any, for the period(s) for which the Executive, or his spouse and any dependent children, as the case may be, are entitled to continuation coverage under COBRA, or until the Executive, or his spouse or any dependent children, as the case may be, become eligible for health insurance from another source other than Medicare (e.g., another employer’s health insurance program), if earlier; provided, however, that if the Company’s payment of any monthly premium costs would cause the Company to be subject to any additional taxes or penalties the Company and the Executive shall consult in good faith to determine a reasonable alternative.

10.5Change in Control.

(a)In the event of a Change in Control (as defined in Section 10.5(b) below) and the Executive incurs a termination on or within twenty-four (24) months following the date of such Change in Control, then the Company shall pay to the Executive, in a single lump sum payment, an amount equal to twelve (12) times the monthly Salary paid to the Executive under Section 4.1 above for the thirty (30) day period ending on the date of the Change in Control, such payment to be made within thirty (30) days after the date of the Change in Control and Executive termination have both occurred, without reduction or offset for any other monies which the Executive may thereafter earn or be paid.

(b)For purposes of Section 10.5(a) above, “Change in Control” shall mean (i) any transfer or other transaction whereby the right to vote more than fifty percent (50%) of the then issued and outstanding capital stock of Argan, the Company, or any subsidiary of Argan or the Company to which Argan or the Company, as the case may be, shall have transferred all or substantially all of its business (any such subsidiary hereinafter referred to as, a “Transferee Subsidiary”), is transferred to any party or affiliated group of parties; (ii) any merger or consolidation of Argan, the Company or a Transferee Subsidiary with any other business entity, at the conclusion of which transaction the persons who were holders of all the voting stock of Argan, the Company or such Transferee Subsidiary, as the case may be, immediately prior to the transaction hold less than fifty percent (50%) of the total voting stock of the successor entity immediately following the transaction; (iii) any sale, lease, transfer or other disposition of all or substantially all the assets of Argan, the Company, or a Transferee Subsidiary, as the case may be, or (iv) when, during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute Argan's, the Company’s or a Transferee Subsidiary’s Board of Directors, as the case may be (the "Incumbent Directors"), cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 12-month period shall be deemed to have satisfied such 12-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 12-month period) or by prior operation of this Section 10.5(b).

10.6Compliance with Section 280G.

(a) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or the Affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 10.6 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.
(b)Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code.

11.Confidentiality. The Executive recognizes and acknowledges that certain information possessed by the Company, and its subsidiaries and affiliates, constitutes valuable, special, and unique proprietary information and trade secrets. Accordingly, the Executive shall not, during the Term  of  his  employment  with  the  Company,  or  at  any time thereafter, divulge,  use,  furnish, disclose or make available to any person, whether or not a competitor of the Company or any of its subsidiaries or affiliates, any confidential or proprietary information concerning the assets, business, or affairs of the Company or any of its subsidiaries or affiliates, or of its or their suppliers, customers, licensees or licensors, including, without limitation, any information regarding trade secrets and information (whether or not constituting trade secrets) concerning sources of supply, costs, pricing practices, financial data, business plans, employee information, manufacturing  processes, product designs, production applications and technical processes (hereinafter called “Confidential Information”), except as may be required by law or as may be required in the ordinary course of performing his duties hereunder. The foregoing shall not be applicable to any information which now is or hereafter shall be in the public domain other than through the fault of the Executive. Upon the expiration or termination of the Executive’s employment, for any reason, whether voluntary or involuntary and whether by the Company or the Executive, or at any time the Company may request, the Executive shall (a) surrender to the Company all documents and data of any kind (including data in machine-readable form) or any reproductions (in whole or in part) of any items relating to the Confidential Information, as well as information stored in an electronic or digital format, containing or embodying Confidential Information, including without limitation internal and external business forms, manuals, notes, customer lists, and computer files and programs (including information stored in any electronic or digital format), and shall not make or retain any copy or extract of any of the foregoing, and (b) will confirm in writing that (i) no Confidential Information exists on any computers, computer storage devices or other electronic media that were at any time within the Executive's control (other than those which remain at, or have been returned   to, the Company), and (ii) he has not disclosed any Confidential Information to others outside of the Company or any of its subsidiaries or affiliates in violation of this Section. The Company shall have the right at any time at its option to replace the hard drive in the Executive's laptop or other computer, if any, supplied by the Company with another equivalent hard drive. As used in this Agreement, "affiliate" means, with respect to the Company or any other entity, any person or entity controlling, controlled by or under common control with, the Company or such other entity, and "control" for such purpose means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities or voting interests, by contract or otherwise.

12.Rights in the Company's Property; Inventions.

12.1Company Property. The Executive hereby recognizes the Company’s proprietary rights in the tangible and intangible property of the Company and acknowledges that notwithstanding the relationship of employment, the Executive will not obtain or acquire, and has not obtained or acquired, through such employment any personal property rights in any of the property of the Company or any of its subsidiaries or affiliates, including without limitation any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, secrets, formulas, products, methods,  mailing lists, business models, business plans, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, patents, or other matters which are the property of the Company.

12.2Inventions. The Executive agrees that any and all discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) (“Inventions”), whether or not patentable, copyrightable or reduced to writing, which the Executive may have conceived or made, or may conceive or make, during the Term of his employment with the Company and for a period of three (3) months thereafter, either alone or in conjunction with others and whether or not during working hours or by the use of the facilities of the Company or any of its subsidiaries or affiliates, which are related or in any way connected with the Business of the Company or any of its subsidiaries or affiliates are and shall be the sole and exclusive property of the Company, or such affiliate or subsidiary thereof, as the case may be. The Executive shall promptly disclose all such Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its or any of its affiliates' or subsidiaries' rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s, or any of its subsidiaries’ or affiliates’, rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its, or any of its affiliates” or subsidiaries’, rights to any Inventions.  For purposes of this Agreement, the “Business” of the Company and any affiliate or subsidiary thereof shall mean the businesses of (i) providing engineering, constructing, commissioning, operations management, maintenance, project development technical and other consulting services to the power generation market worldwide, (ii) the support of maintenance turnarounds, shutdowns and emergency mobilizations for industrial plants in the southeastern region of the U.S., and (iii) providing telecommunications infrastructure services in the Mid-Atlantic region of the U.S. (collectively, the “Business”).

13.Non-Competition, Non-Solicitation, Non-Disparagement Covenants.

13.1Covenant Not to Compete.  At all times during the Term and for a period of two (2) years after the Term (the “Restrictive Period”), the Executive shall not, directly or indirectly, alone or with others, engage in any competition with, or have any financial or ownership interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, manager, member, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with, the Business of the Company, or any affiliate or subsidiary thereof; provided that such provision shall not apply to (i) the Executive’s ownership of Argan stock, if any, or (ii) the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in, or become a member of a group that exercises direct or indirect control of, more than 5% of any class of capital stock or other indicia of ownership of such issuer.

13.2Non-Solicitation.  At all times during the Restrictive Period, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, company, partnership, association, venture or business or any other person or entity: (a) solicit for employment, employ or attempt to employ or enter into any contractual arrangement with any employee or former employee (which, for purposes of this Section 13.2 shall mean anyone employed during the 24 month period ending on the date of termination of the Executive’s employment with the Company) of the Company, or any affiliate or subsidiary of any of them, and/or (b) call on or solicit any of the actual or targeted prospective customers or clients, or any actual distributors or suppliers, of the Company, or any affiliate or subsidiary of any of them, on behalf of himself or on behalf of any person or entity in connection with any business that competes with the Business of the Company, or any affiliate or subsidiary of any of them, nor shall the Executive make known the names or addresses or other contact information of such actual or prospective customers or clients, or any such actual distributors or suppliers, or any information relating in any manner to the Company’s, or any of their subsidiaries’ or affiliates’, trade or business relationships with such actual or prospective customers or clients, or any such actual distributors or suppliers, other than in connection with the performance by the Executive of his duties under this Agreement.

13.3Non-Disparagement.    At all times during the Term and the Restrictive Period, the Executive shall not, in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner or to any stockholder, investor, analyst, journalist or member of the media (including, without    limitation, in a television, radio, internet, newspaper or magazine interview) orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be defamatory or slanderous to the Company or to any of their subsidiaries, affiliates, successors, assigns, current or former officers, employees, stockholders, agents, attorneys or representatives, any of their products or services or any action or matter.  Executive may make truthful statements if compelled by court order, legal proceedings or otherwise required by law, without violating the requirements of this paragraph.

14.Acknowledgment by the Executive.  The Executive acknowledges and confirms that the restrictive covenants contained in Sections 11, 12 and 13 hereof (including without limitation the lengths of the terms of the provisions thereof) are required by the Company as an inducement to enter into this Agreement, are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.  The Executive further acknowledges that the restrictions contained in Sections 11, 12 and 13 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by the Company and its successors and assigns.  The Executive expressly agrees that upon any breach or violation of the provisions of Sections 11, 12, or 13 hereof, the Company, or any of them, shall be entitled, as a matter of right, in addition to any other rights or remedies they may have, to: (a) temporary and/or permanent injunctive relief in any court of competent jurisdiction; and (b) such damages as are provided at law or in equity.  The existence of any claim or cause of action against any of the Company, or any respective subsidiaries or affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of any of the restrictions contained in Sections 11, 12 or 13 hereof.

15.	Enforcement; Modification.

15.1Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of Sections 11, 12 or 13 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of Sections 11, 12 or 13 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

15.2Extension of Time.  If the Executive shall be in violation of any provision of Sections 11, 12 or 13, then each time limitation set forth in Sections 11, 12 or 13 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in Sections 11, 12 and 13 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by either party.

15.3Survival. The provisions of Sections 11, 12 and 13, and of this Section 15, shall survive the termination of this Agreement.

16.Indemnification.  The Company hereby agrees that it shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys’ fees), arising out of the employment of the Executive with the Company, its affiliates, or any of its predecessors or successors (but excluding disputes arising under this Agreement), except to the extent arising out of or based upon (A) the gross negligence or willful misconduct of the Executive or (B) a breach of any of the Executive’s agreements, covenants or warranties hereunder or under any other agreement between the Executive, on the one hand, and the Company or its affiliates, on the other, including this Agreement. Costs and expenses incurred by the Executive in defense of such litigation or other adversarial proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of (a) a written request for payment and/or advance payment, (b) appropriate documentation evidencing the incurrence or expected incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement, including, but not limited to, as a result of such exception. The Executive to repay the Company any advance payment amounts in excess of costs incurred, if applicable. The Company and the Executive will consult in good faith with respect to the conduct of any such litigation or adversarial proceeding, and the Executive’s counsel shall be selected with the consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed).    If the Company or any of its successors or assigns consolidates with or merges into any other entity or transfers all or substantially all of its properties or assets, then in each such case, proper provisions shall be made so that the successors or assigns of the Company shall assume all of the obligations set forth in this Section.

17.Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

18.Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, where permitted and applicable, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

19.Severability. The invalidity of any one or more of the provisions of this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof: all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the provisions of this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid provisions had not been inserted.

20.Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

21.Damages; Attorney Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained as a result of the other’s breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorney fees of the other party.

22.Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

23.No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

24.Counterparts; Execution by E-mail. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same. The parties agree that the transmission of this document executed by a party by electronic means (e-mail) shall constitute a binding original document.

25.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Virginia, without regard to principles of conflict of laws.

26.Jurisdiction and Venue. Each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the Circuit Court for Fairfax County, Virginia, or in the United States District Court for the Northern District of Virginia; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

27.Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested, sent by overnight courier, or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail. Notice shall be sent: (a) if to the Company, addressed to the Company at One Church Street, Suite 201, Rockville, Maryland 20850, Attention: Chairman of the Board; and (b) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

28.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by the Company and the Executive.

[Signatures on following page]

IN WITNESS WHEREOF, each of the undersigned has executed, or has caused its duly authorized representative to execute, this Agreement as of the date first above written.

THE COMPANY:

ARGAN, INC.

By: /s/ William F. Leimkuhler

William F. Leimkuhler

Chairman of the Board

THE EXECUTIVE:

/s/ David H. Watson

DAVID H. WATSON